Exhibit 6.3

Blockchain-enabled Scientific Collaboration

with Helix™, The Currency of Science™

The Knowbella Platform™ Crowdsources Intellectual Property (IP)

Security Token Offering (STO), Summer 2018

Ticker: HELIX

Initial Price: $0.30 USD

Selling 55,555,556 Helix tokens

Hard Cap: $16,666,667 USD

Mark Pohlkamp, CEO

Mark@Knowbella.Tech

+1.513.260.4400

PO Box 30085

Cincinnati, OH 45230, USA

Website: https://Knowbella.Tech

Twitter: https://twitter.com/Knowbella

Bitcointalk.org: KnowbellaTech

LinkedIN: https://www.linkedin.com/company/11390791/

Facebook: https://www.facebook.com/KnowbellaTech/

Telegram: https://t.me/knowbella

InvestorsHub: https://investorshub.advfn.com/Knowbella-Tech-35825/

June 6, 2018

© 2018 Knowbella Tech, LLC. All rights reserved.

Trademarks

Knowbella Platform™ will be a registered trademark of Knowbella Tech, LLC (“Knowbella” or “Knowbella Tech”). Helix will be a registered trademark of Knowbella Tech. “The Currency of Science™” will be a registered trademark of Knowbella Tech. “The Scientific Currency™” will be a registered trademark of Knowbella Tech. All other trademarks or registered trademarks used herein are the property of their respective owners.

Disclaimer

The information provided in this document is provided “as is” without warranty of any kind. Knowbella Tech disclaims all warranties, either express or implied, including the warranties of merchantability and fitness for a particular purpose. In no event shall Knowbella Tech be liable for any damages whatsoever including direct, indirect, incidental, consequential, loss of business profits or special damages, even if Knowbella Tech or its suppliers have been advised of the possibility of such damages.

Document Lifetime

Knowbella Tech may occasionally update online documentation between releases of the related software. Consequently, if this document was not downloaded recently, it may not contain the most up-to-date information. Please refer to https://Knowbella.Tech for the most current information. From the Web site, you may also download and refresh this document if it has been updated, as indicated by a change in this date: June 6, 2018.

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Table of Contents

Executive Summary	4
Background & Mission	5
Problem	5
Solution and Product	7
Why Blockchain? Why Ethereum?	8
Helix™ Tokens	9
Knowbel™ Tokens	10
Other Tokens	10
Token Wallets	10
Helix and Blockchain Technology Powers Innovation	11
Licensed Platform	14
STO Benefits and the Helix™ Token Economy	15
Voting Rights	16
Economic Rights	16
Helix™ Distribution	17
Incentive Plan for Scientists	17
Technical Solution & Platform Architecture	19
Business Model	19
Projections	20
Competitive Landscape	21
Addressable Market	21
Project Development Timeline	21
Team	22
Advisory Board	23
Helix™ Token Summary Sale Terms & Conditions	28
Legal	28
Supplemental Literature	29
Citations and Endnotes	30

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Executive Summary

We are “open sourcing” intellectual properties (IP).

Scientists. They are the most highly educated population on Earth. They increase the knowledge that changes the way we understand our world and the universe. Scientists are influencers and decision-makers at every level.

However, scientists work in a broken system dominated by a “publish or perish” model. Researchers are dependent on grant funding to support the experimental work that leads to a publication. The process of applying for a grant and writing a manuscript requires an intensive investment of time and labor, which could otherwise be used for conducting research.

Compounding this problem is the protectionist “silo” model of science: research teams working in isolation, not sharing knowledge across the boundaries of their institutions. Worse still, if an institution doesn’t monetize a researcher’s work through product development, publication, or patent, it may never see the light of day. So the value of some research is never realized, and researchers miss out on the opportunity to build upon the work of others, often wasting time by duplicating the same research

Knowbella Tech offers an alternative: an open science platform powered by distributed blockchain technology. The Knowbella Platform opens up idle scientific intellectual property (IP), enables scientific collaboration across the globe, and allows researchers to share their research results immediately. Knowbella Tech’s grant system gives funders and grantees direct access to one another, plus management and verification tools to achieve shared goals efficiently.

The Knowbella Platform is the scientific collaboration ecosystem powered by the Helix token, “The Currency of Science.” Scientists will be able to conduct smart contract-based transactions with grant funders, vendors, service providers, and other scientists using Helix tokens, which they earn by joining, participating in, and contributing to the Knowbella scientific community. This forms a crowdsourced economic and scientific ecosystem that rewards scientists for conducting and sharing their research in the Knowbella Platform.

Helix will be stored on the Ethereum blockchain, assuring integrity and flexibility. In the quickly expanding realm of blockchain technology, Ethereum has emerged as a versatile, rigorous platform for facilitating peer-to-peer contracts and applications.

Through a Security Token Offering (STO), which we expect to qualify under Regulation A+ of the Securities Act of 1933, Knowbella Tech expects to launch the Helix token to serve as “The Currency of Science” for IP providers, researchers, institutions, grant providers, and scientific vendors. After the STO to fund development of the Knowbella Platform, researchers collaborating on it will be awarded Helix for conducting research and sharing their work within the community. In short, the researchers get paid to do science using the Platform.

Helix is backed by the equity of Knowbella Tech. Every holder of Helix tokens gains H Units (sometimes called “shares”) with some economic rights and voting rights in the Company. As the Company and its Knowbella Platform grow in value, so do the Helix. If the Company is purchased, the holders of Helix have the opportunity to exchange their Helix for equity in the Company and participate in the liquidity event.

It is our understanding as of the date of this whitepaper (June 6, 18) the U.S.A. Securities and Exchange Commission (SEC) has not qualified under Regulation A any offering of tokens or other cryptocurrency. If the SEC qualifies Helix tokens we believe our tokens will be uniquely situated in the market.

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Background & Mission

Before Lyft®, no one thought to put a value on an empty car seat. With Airbnb®, many were surprised that an unused room in a home could have market value. Until now, idle intellectual property (IP) was not economically valued. Knowbella is a platform business model that will leverage underutilized assets by matching IP producers and IP consumers.

The global value of IP that is idle is estimated to be $4 trillion dollars.1 Currently, academic institutions can utilize only about twenty percent (20%) of their IP, which represents “up to $1.3 trillion to U.S. economy and supported up to 4.2 million jobs since 1996.”2

The Knowbella Platform crowdsources the global scientific and engineering communities around idle IP, so they can collaborate on research projects, gain grants, share laboratory resources, get early feedback through preprint service, develop manuscripts for publication, and earn Helix tokens. We aim to help scientists around the world find previously hidden knowledge, connect with others to grow that knowledge, disseminate their findings more quickly than through the traditional publishing model, and reward them for their contributions to the scientific community.

Meeting an Unmet Need

In 2016, Knowbella Tech exclusively licensed the U.S.A. patent-pending collaboration platform Therapoid™ from Open Therapeutics™. Although still in “soft launch” pilot phase, the Therapoid platform has already begun to attract scientists from around the world for collaboration around therapeutic IP. This pilot site is at https://Therapoid.net. The Knowbella Platform will complement the Therapoid platform with IP in other scientific disciplines. Leveraging this existing platform saves time and resources, accelerating market penetration.

The Knowbella Platform provides a matching service for IP producers looking to derive value from idle IP, and IP consumers, the scientists who do new research based on that IP. Knowbella has the potential to add market value to the nearly $4 trillion of underused IP.3

By open sourcing IP into a crowdsource platform, Knowbella Tech enables knowledge and value to grow in untold new and different directions, meeting an unmet need outside of the borders that currently exist in research and development. We want to open up and decentralize science, in order to maximize social good, generate economic incentives, and improve our world.

The Knowbella Tech philosophy is based upon bringing collaboration back to science, particularly among underserved scientists. This is the way science once was, and the wave of the future (see Supplemental Literature).

“If I have seen further, it is by standing on the shoulders of giants.”4

Sir Isaac Newton

Problem

Scientists labor for months, even years, to produce findings that increase knowledge and, perhaps, benefit society. These findings undergo a lengthy, somewhat controversial peer review process in order to get published. A published manuscript is available only in expensive subscription journals or, when possible, in Open Access journals funded by steep Article Processing Charges (APC) usually paid by the authors. Scientists are dependent on publications to secure their next round of funding, advance their authorship status, and achieve career tenure. It is a cumbersome process with many pain points, and these scientists are the fortunate ones. Some see their findings stuck in lengthy peer review or unpublishable due to negative results or unoriginality. Others simply don’t have the resources to participate in this system at all. In the meantime, a potential goldmine of unshared knowledge collects dust, out of reach of scientists who could grow its value.

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Idle Intellectual Property (IP)

Intellectual property (IP) sits idle on the shelves of many corporations, universities, inventor workspaces and other locations. In the IP world, it is known as dormant and orphan IP. The research, data, and insights within this IP are never published or shared, due to budgetary constraints, lack of market insights, lack of awareness of the IP, or lack of perceived marketability and value. Technology Transfer Officers must make tough decisions on which IP has marketability. However, those decisions are often based on the limits of the jurisdiction in which the IP was filed or budgetary constraints. When that idle IP is opened up to the global scientific community, new opportunities never previously envisioned may be realized.

Protectionist Research Silos

Science is a social endeavor, but in today’s competitive environments, much of modern science is conducted in “patent silos”—scientists working in isolation, their research locked down within the boundaries of institutions. This hinders knowledge growth, discovery, and innovation.

Cumbersome, Time-consuming Peer Review Process

Many scientists are frustrated with the costs, timeline, and procedures required to get their research reviewed and published. Publisher peer review and workflow processes can take up to a year or more and require a serious investment of additional researcher time. The researcher’s work sits idle instead of being advanced into the global scientific community.

Awkward Funding Relationships

Grant funders depend on published research as verification of their financial support, so they have to navigate the same cumbersome, time-consuming system. Sponsors looking to drive innovation have to deal with too many third parties and “middle men” to support the research they believe in.

Public Knowledge Gap

A great divide exists between the professional scientific community and the public.5 Increasing awareness and enthusiasm toward scientific innovation is critical to improving our society and environment. There is an opportunity to bridge any gap between science and the public to grow support and continue funding scientific research.

Lack of Access for Underserved Scientists

Globally, there are many scientists that want to collaborate with fellow researchers, but have limited or no access to IP and collaborative tools. They also want access to Key Opinion Leaders who influence careers and facilitate pathways to publishing and funding. Underserved scientists have great potential to make significant contributions to science, but many cannot even afford access to scientific journals or basic lab equipment.

Fragmented Innovation and Collaboration Tools

A large number of excellent tools and services exist to support and enhance scientific collaboration, innovation, and development, but they are fragmented across multiple vendors and systems. This creates great inefficiencies that slow the pace and quality of innovation. There is no end-to-end ecosystem that serves IP producers and consumers rather than the needs of the tool and service providers.

Diverse, Complex Transactions

Science happens in a transactional space. Grant funding is a transaction of money. Publishing is a transaction of information. Peer review is a transaction of time and expertise. There are many players (scientists, funders, institutions, publishers, etc.) and many assets (IP, money, equipment, knowledge, etc.). The complex exchange of these diverse assets among the many players raises concerns of trust and security. Any solution must address these concerns.

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Solution and Product

There is a better way.

Reduce the barriers and time to publication. Provide scientists and researchers around the globe with IP, community and tools to innovate with. Bring value to IP that would previously have languished as abandoned and worthless. Develop a currency for transactions in the scientific realm, one that rewards scientists for doing the science that they love.

This is the promise of Knowbella Tech.

The Knowbella Platform’s end-to-end scientific collaboration ecosystem is designed to solve the challenges of the current scientific research environment. The platform will unlock idle IP and provide significant rewards and incentives to researchers to build on that IP to advance science.

Open Intellectual Property (IP)

Knowbella opens up IP for the benefit of all. Idle IP brings no value to the institution or inventors. In some cases, it might actually be costing money. By out-licensing idle IP to an open platform, scientific institutions can unlock the value of their IP by exposing it to a global community of science-minded users. Interdisciplinary open review of the IP may produce new applications and discoveries that otherwise may never develop. Opening up this locked-down knowledge to the wisdom of the crowd could result in significant discoveries and innovations.

Open Science and Research

Knowbella makes open IP available to a community of professional researchers, citizen scientists, teachers, students, and enthusiasts – anyone looking to contribute to the advancement of discoveries and innovations. By collaborating across borders and institutions, we can accomplish great things and improve our world. All research based upon IP within the Knowbella Platform must be made available under a Creative Commons 4.0 and Copyleft model.6 7 This Open Data and Open Access model is novel for the modern science culture, but it returns science to the open and collaborative model that fostered world-changing discoveries such as the cure for smallpox.8

Accessible Peer Review Process

The Knowbella Platform supports the “Open Access” publishing model, putting much of the control of publishing science back into the researcher’s hands. Since all research is open, authors may seek “pre-peer review” at any point in the manuscript development process so potential problems can be addressed before a significant investment of time is made. Finished manuscripts are uploaded to a Preprint server for further review and for Open Access publishers to compete to publish them.

Direct Funding Relationships

Whether from large grant-issuing institutions or crowdsourcing philanthropic donations, the Knowbella Platform connects available funds with researchers and establishes mutual trust, transparency and accountability via blockchain technology. As a result, the Knowbella Platform promotes the success of shared research goals.

Engaged, Empowered Public

The Knowbella Platform enables everyday enthusiasts and citizen scientists to learn, collaborate, observe, donate funds, and even vote on projects that should receive funding. With market acceptance of the Knowbella Platform, donations, grants, and sponsored research will grow, continuing to bridge the gap and empowering both scientists and science-minded citizens.

Access for Underserved Scientists

Knowbella’s Open Research model enables scientists can gain access to knowledge, networking, and resources that have previously been out of reach. Scientists can collaborate across the globe, do research around open IP, acquire equipment through a free Asset Exchange, and review the findings of research projects as they are underway. Fulfillment of this unrealized potential benefits both individual scientists and the cause of science.

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Integrated Innovation and Collaboration Tools

Knowbella’ Tech’s end-to-end ecosystem gathers inventors, institutions, researchers, foundations, educators, students and citizens together, and gives them the tools to work together to advance science. Free access to the platform includes open IP, network and community building features, communication and collaboration tools, a grant management system, manuscript development process, preprint server, free equipment exchange, and advanced search and matching tools to find and connect with the people, projects, content, and resources most relevant to each user’s interests and goals.

Smart Contract Transactions

Knowbella Tech uses Smart Contracts on the Ethereum blockchain to transact within the platform, with Helix tokens as “The Currency of Science.” Smart Contracts are the foundation upon which the Knowbella scientific community is decentralized and self-governing. Transactions are stored on the Ethereum blockchain, providing transparency, efficiency, and security for all parties. Helix tokens are also the currency of the Knowbella rewards system, incentivizing users to grow the Knowbella Tech community.

Why Blockchain? Why Ethereum?

At Knowbella Tech’s core is fostering open science, free of artificial boundaries or restrictions where participants can interact with one another in a trusted manner. Blockchain can help us enable decentralized trust in ways not previously possible. Knowbella Tech seeks to utilize these new capabilities to create a trusted network for scientists to collaborate, conduct transactions, and share their discoveries; and it sets the stage for inconceivable innovation in the future.

Blockchain technology has been widely recognized as the driver of the next seismic shift, comparable to the impact of the Internet in the 1980s. Ethereum’s ingenuity and leadership clearly demonstrate that it is a key innovator of the technology’s development. Integrating Ethereum blockchain technology into the Knowbella platform not only enables solutions to long-standing barriers to scientific innovation. It fuels the growth of the Knowbella community with the power of cryptocurrency, and anchors Knowbella Tech firmly in a prime position to realize the promise of the blockchain.

The blockchain-powered Knowbella Platform enables the most suitable solutions, assets and human capital from around the globe to become available to regional or even specific local communities in the most cost-effective manner, unencumbered by foreign IP laws and incompatible business practices.

Moving from the centralized storage of scientific data to a blockchain protects it against system failure, fraud, censorship and other security risks. With a blockchain, the research and its provenance can be stored via a storage protocol such as Ethereum’s Swarm or the “InterPlanetary File System” (IPFS)9. These decentralized and distributed systems can store and relay large volumes of information, without the potential downfalls of large, centralized servers.

With the Ethereum blockchain’s smart contracts and immutable ledger powering transactions of funds, research, resources, staffing, and more, we can minimize friction and costs typically associated with the conduct of science in research institutions.

Ethereum blockchain technology streamlines a comprehensive ecosystem around open technologies, empowering the Knowbella platform and community with a framework for unimaginable innovations based on blockchain transactions.

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Helix™ Tokens

Helix as “The Currency of Science” is the glue that holds the Knowbella community together and the fuel that helps it to grow, accelerating the success of shared goals.

The Helix token serves multiple important functions for the Platform:

•	Medium of exchange between scientists and vendors/service providers. With a critical mass of the scientific community trading directly in Helix, bypassing existing intermediaries and their fees, transaction times and costs are reduced, resulting in more money being directed to conducting research.

•	Cross-border funding: Helix substantially reduces friction and cost of moving research funds to scientists, regardless of their country of residence. Cross-border funding drives scale in the amount of work performed.

•	Incentivizes scientists to collaborate within the Platform to develop idle IP and build the Knowbella community.

•	Enables Knowbella Tech to drive engagement with specific platform features and content to achieve a critical mass of users.

•	Enables Helix token holders to guide the features and functions of the platform with voting rights bestowed with Helix token ownership.

•	Provides Helix token holders with economic rights to Knowbella Tech, when converted to Class H Units.

While some of these functions could be served with blockchain and an existing cryptocurrency or token, by using the Helix token dedicated to this particular scientific ecosystem, a critical mass is more quickly realized and mobilized. The STO provides the funding to ensure that the tools are developed as quickly as possible and gets Helix tokens into the hands of people who are incentivized to help the network grow.

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Knowbel™ Tokens

Knowbella Tech intends to also issue an internal, non-fungible cryptographic token based on the ERC-721 standard. The Knowbel token serves to digitally represent its assigned owner in matters of voting. These tokens will be issued to users once they are recognized as a constructive member of the platform. Members prove themselves simply by performing a combination of the same actions they would perform to be rewarded Helix.

The Knowbel token will be issuable only by the Knowbella Platform. It will not be freely tradable by its assigned owner and would never be available on an exchange. Members will only ever have at most one Knowbel token and even this might be revoked by the Knowbella Platform should access to the member’s account be compromised.

Members who control a Knowbel token would be able to use this to vote on the Knowbella Platform on scientific matters; for example, the best proposal to be awarded grant funding.

Other Tokens

Other tokens may be created and issued within the Knowbella Platform for more tactical applications. For example, in the blockchain-enabled grant process (See below: Sample Application: Grant Funding and Management), grant-specific ERC-20 tokens may be issued as a receipt. These tokens then permit voting rights by the grant funders when determining whether the resulting research satisfies the grant proposal’s goals.

These sorts of tokens are tactical in nature, solve specific technical challenges and would not be sold by Knowbella Tech or be available on exchanges.

Token Wallets

Knowbella Tech will use an ERC-20-compatible smart contract for its Helix tokens. As is normal for ERC-20 tokens, Helix, as “The Currency of Science”, will be stored on the Ethereum blockchain in a smart contract.

The wallet required for managing Helix is any standard Ethereum wallet that supports ERC-20 tokens, and since Helix will be publicly tradable, any ERC-20 compatible wallet would be useful for managing Helix.

However, the Knowbella Platform will also provide an integrated wallet for its users to receive, send and otherwise manage Helix, Knowbel and any other tokens it issues. During registration, each user can opt to create their wallet using a secure passphrase of their own choosing. The platform will encrypt the user’s private key with this passphrase. The Knowbella Platform™ will no longer have access to the user’s private key and therefore to their wallet.

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Helix and Blockchain Technology Powers Innovation

Sample Application: Grant Funding and Management

Grant funding is the fuel that powers scientific research. We intend to offer grants to scientists applying to Request for Proposals (RFPs) from grant funders. Eventually, we anticipate matching grant funds from the large grant funders to be offered to the scientists to conduct research and produce publication outputs.

One of the key uses of the blockchain by Knowbella Tech is for managing grant funding. By removing the expensive overhead of grant management usually conducted by attorneys and accountants, the blockchain will enable a higher amount of money to go directly to the scientists.

The following blockchain grant model is U.S. patent-pending and represents only a single configuration as an illustration of the general model.

Researchers of the Knowbella community produce research proposals (A).

Proposals have defined a number of tranches, each defining:

1)	Cost of research (inclusive of personnel, equipment and supplies);

2)	Required duration of the tranche;

3)	Clearly defined goals and outputs (publications, etc.).

When there are numerous proposals put forth by the community for a single Request For Proposal (RFP), the community may choose to vote (B), which will be put forward for funding. Community voting is enabled by the Knowbel token.

The winning research proposal is permanently and indelibly stored via Ethereum’s Swarm or IPFS (InterPlanetary File System) and its URL and its cryptographic hash is stored for future reference and verification in a newly instantiated smart contract representing the relationship between the grant funders and the researchers submitting the proposal. This “grant contract” (C) is also configured with the budget, time required for each of the tranches defined in the research proposal and other parameters. The new grant contract sits on the blockchain and waits to be funded.

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One or more grant funders provide funds (D) by sending Helix or Ether to the grant contract where it will be escrowed. In exchange, the smart contract will automatically issue grant tokens (E) in proportion to the funds received back to the funder to serve as both a receipt and as a voting instrument for future use.

The grant contract will continue to wait until it receives enough funds to satisfy the requirements of all tranches of the research proposal. If the smart contract fails to be sufficiently funded before an agreed deadline, grant funders may exchange their grant tokens for the funds they provided (as Helix or Ether).

If, however, the full amount of funding is received, parties are notified and the grant contract will begin the grant process either immediately, or on a preconfigured future date. Once begun, researchers receive funding (G) for the first tranche of research. This funding will be provided as Helix or Ether (whichever was provided by the funders), but the researchers are free to convert this into their local currency using 3rd-party services.

Note that due to the relatively high volatility of the cryptocurrency market, escrowed Helix or Ether by itself is subject to relatively high foreign exchange risk. To mitigate this, the grant contract may be optionally configured to convert the remaining escrowed funds into a so-called “stablecoin” (such as Maker’s DAI token), at the time the grant process begins.

Since the grant process has now officially begun, researchers will use the funds issued and the time available to perform the required research (H). On or before the tranche’s deadline, researchers will present their deliverables (I) to the grant funders for review. Grant funders review the deliverables and vote (J), using their grant tokens, whether they believe the deliverables meet the criteria described for the respective tranche of work in the grant proposals.

If a vote doesn’t take place by the required time (F) as directed by the grant contract, or if the collective vote determines that the work doesn’t meet the criteria, then the grant process is immediately terminated. Grant researchers may present their grant tokens to the grant contract to exchange them for their proportion of any funds remaining (K) in the grant contract. The grant funder may choose whether to receive the stablecoin, or the equivalent amount of Ether.

If the vote decides the research deliverables sufficiently meet the defined criteria, then the next tranche of work begins by converting a proportion of the stored stablecoin back into Ether, which is then sent to the researchers to fund the next tranche of work (G).

The process continues until all tranches are complete, or any one of them fails.

The grant process flow:

1)	Grant request for proposals (RFPs) are issued by philanthropic entities, corporations, and institutions within the scientific communities hosted in the Knowbella Platform. Based upon the proposals and the collaboration/participation of the proposer, the scientists in those communities vote on who should receive the grants, as a recommendation to the grantors.

2)	Grant funding is managed on a blockchain for transparency and efficiency.

a)	Transparency: Funds are traceable from the grantor all the way to the researcher.

b)	Efficiency: With the confidence of the blockchain, more money goes to research and less goes to overhead accounting, legal, etc.

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There is often backlash against charities where significant portions of donated monies are never actually used for the targeted research.10 The Knowbella model demonstrates transparent movement of all funds, and enables grant providers to target their monies to specific types of research.

Other Transaction Applications

Crowd-Sourced and Community-Managed Grants: The process above could be modified to enable a collection of micro-funders to directly contribute to scientific research they believe in, similar to the Kickstarter model but with the benefits of smart contracts.

IP Matching: As a matchmaking service between IP producers and IP consumers, the Knowbella Platform creates an opportunity that simply doesn’t exist in a science and IP space that has labored under a “protectionist” mentality. Contributions based on the IP are shared back to the community, making each advance more valuable for the next researcher that looks at it, adopts it, takes it further, and so forth.

IP Referrals and Review: To accelerate innovation, IP consumers could offer their earned Helix as reward for the discovery of IP relevant to specific research, and IP producers could use Helix incentives to reviewers who identify their idle IP with the highest potential value.

Building Project Teams & Gig Economy: Platform members could offer their earned Helix as an incentive to other members to join a new research project, provide specific key expertise on an as-needed basis, give early peer review on a manuscript-in-process, answer legal questions, and task work such as data formatting, technical writing, illustration, etc.

Equipment Transactions: Knowbella Platform members may transact with Helix to purchase and sell goods and services, such as lab equipment, consumables, shipping and maintenance, and emergent tools and services, from the vendor network hosted through the Platform’s Asset Exchange. With Helix tradable on financial exchanges, vendors can convert to fiat currencies or other digital currencies such as Bitcoin or Ethereum, subject to confirmation that an SEC-registered exchange exists for Helix trading.

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Licensed Platform

The Knowbella Platform is exclusively licensed from our partner, Open Therapeutics, LLC.

After the Helix STO, Knowbella Tech will launch its scientific IP platform using the same model used by Open Therapeutics. The Knowbella Platform will host all IP other than therapeutic IP. Examples of IP categories that Knowbella Tech will be able curate on its platform include agriculture, chemicals, mechanical and electrical engineered technologies, energy, ecological and “green” technologies, and life sciences.

To accelerate our path to critical mass, liquidity, and scale, up to 500,000 early adopting scientists will be awarded with Helix when they conduct science on the Platform.

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STO Benefits and the Helix™ Token Economy

Knowbella Tech, through an STO, will launch the Helix token for the global scientific community to serve as “The Currency of Science” for researchers and scientific vendors around the world.

The Helix initial price is $0.30 USD or equivalent amount of ether.

A Security Token Offering has some of the same benefits of an Initial Coin Offering (ICO) such as blockchain-powered growth potential, low cost, and accessibility, but with the ownership, shareholder rights, and legitimacy of an SEC-regulated security. As one of only a handful of companies to offer this type of investment opportunity, Knowbella Tech is extremely well positioned to capitalize on the projected growth of cryptocurrencies.

Knowbella Tech will issue only 167M Helix tokens. As the platform grows, both in terms of the number of active users and the number and types of transactions that occur between users, the demand for the Helix token will grow. The economics of Supply and Demand dictate that growing demand will create deflationary market pressure.11

Early adoptor scientists are provided Helix for adopting the Platform. The scientists’ contributions to research and collaboration on the Platform earn Helix. Numerous activities of the scientific community can be rewarded in Helix. Scientists will be able to utilize their tokens within the ecosystem for the purchase of goods and services otherwise paid for by traditional payment methods or local fiat money. Hence, true token utility is created within the scientific community and within the ecosystem. This utility, combined with the high number of scientists performing work, should be recognized by Helix token purchasers and should create a liquid market.

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This fundamental ability to earn and exchange Helix for goods and services within the ecosystem, or simply to exchange them for other cryptocurrencies or local fiat currencies, is a huge incentive for active participants and the purchasers of the Helix token.

Voting Rights

Holders of Helix tokens are granted voting rights within Knowbella Tech. These include:

1)	Annual conference location, agenda, and speakers.

2)	Certain new features of the Knowbella Platform.

3)	Amendments to the Knowbella Tech LLC Agreement and/or Token Holders’ Agreement where changes may adversely affect token holder’s rights.

Economic Rights

Holders of Helix are granted certain economic rights of Knowbella Tech. These rights are related to the conversion of Helix to “Class H Units” (also known as “Units”) of Knowbella Tech LLC. Upon the occurrence of a Token Conversion Event (as defined below), a holder of Helix has the option to convert Helix into Class H Units of the Company, pursuant to certain notice and verification procedures. The conversion ratio of Helix to Class H Units shall be 1:1 and both can be sub-divided as appropriate. A “Token Conversion Event” is defined as:

1)	The sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of tokens or units (or common stock of the Company or an entity created for such initial public offering) having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $30,000,000 following which at least twenty percent (20%) of the total tokens or units (or common stock of the Company or an entity created for such initial public offering) on a fully diluted basis shall have been sold to the public and shall be listed on any national securities exchange or quoted on the NASDAQ Stock Market System; or

2)	The Company’s Board of Managers elects to declare a Token Conversion Event, in its sole discretion; or

3)	the filing by the Company of an application for the appointment of a trustee, a voluntary petition in bankruptcy, a general assignment for the benefit of the Company’s creditors, or other similar bankruptcy proceeding.

4)	After the occurrence of a Token Conversion Event and the running of all related notice periods, holders of Helix will retain their ownership of Helix tokens and all rights associated with Helix tokens, provided that the right to convert into Class H Units shall terminate.

5)	Upon the occurrence of a Token Conversion Event, the Company shall provide notice to the holders of Helix of the occurrence of such Token Conversion Event by posting a written notice on the Knowbella Platform (the “Conversion Event Notice”). The Conversion Event Notice shall include the following information:

(a) The date of the Conversion Event Notice;

(b) The deadline by which the holders of Helix must submit their Token Conversion Notice to the Company;

(c) A description of the means by which holders of Helix shall submit the Token Conversion Notice to the Company (as reasonably determined by the Company’s Board of Managers), which shall include options to submit the Token Conversion Notice by mail or overnight carrier;

(d) A description of information that the Board of Managers determines (in its sole discretion) is necessary for the Company to issue Class H Units of the Company, including, without limitation, the name and address of the person converting Helix to Class H Units; and

(e) Instructions on how to access and execute a joinder to the Company’s LLC Agreement.

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Upon such a conversion into Class H Units, holders of Class H Units are entitled to a share of the Company’s profits, capped at 5% of the profits, upon liquidation of the Company and after distributions to all creditors of the Company, Class A Unit members, Class B Unit members and any other class of members created by the Company from time to time. It is possible that upon a liquidation of the Company, there may not be enough profits to satisfy the creditors, Class A members, Class B members or the Class H members and no such guarantee of profits can be made nor should it be relied upon by holders of Helix or Class H Units.

Helix™ Distribution

Helix tokens will be provided to both Knowbella Tech and Open Therapeutics. In both cases, as shown in Table 1, the Company will provide Helix to scientists (“Users”) for collaborating in the research ecosystem. Since Open Therapeutics has exclusively licensed Therapoid to Knowbella Tech, it is in Knowbella Tech’s best interest to support the therapeutic aspect of scientific IP crowdsourcing. Further, as Open Therapeutics continues to develop the Therapoid platform, Knowbella Tech may see those advancements reflected in its own platform due to the exclusive license terms.

Token Allocation			Tokens	USD
Token Sales		33.3%	55,555,556	$16,666,667
Knowbella Tech		66.7%	111,111,111	33,333,333
KT Operations	10.5%		17,500,000	5,250,000
KT Platform Users	46.7%		77,777,777	23,333,333
KT Reserves	9.5%		15,833,333	4,750,000

		100.0%	166,666,667	$50,000,000

Table 1: Helix Token Distribution Model (subject to change).

Incentive Plan for Scientists12

Prior to Launch: In order to accelerate scientific collaboration on the Platform prior to the STO, we may offer loyalty points for milestones and collaboration.

Post Launch: In conjunction with the STO, these loyalty points may be exchanged for Helix. By having pre-existing scientists as loyalty point holders, a liquid token market is pre-positioned. Helix in turn can be converted into fiat or other cryptocurrencies (Bitcoin, Ether, etc.) by 3rd-party exchanges.

Knowbella Tech will provide early users (students, scientists, and citizen scientists) with a digital wallet and a deposit of Helix just for registering to join the platform. Registration is free, and will default to the use of ORCID13, a persistent digital identifier, which is emerging as the de facto standard for contributor identification in research and academic publishing. Additional Helix are awarded for collaborations and tasks performed within the Knowbella Platform. (See Table 2 for a sample distribution.)

Helix Awards Program

A healthy Helix ecosystem is paramount for Knowbella Tech, as is a thriving, collaborative exchange of scientific research data and innovation. To develop both, the Knowbella Platform includes a Helix Incentive Award Program (see Table 2).

Some token-enabled projects have utilized the concept of blindly sending tokens to Ethereum addresses with a balance to quickly raise awareness and liquidity. While this “air-drop” concept is often successful in meeting these goals, this scattershot approach is seen as inefficient in that many of the recipient addresses are inactive or their owners are completely unaware, or uninterested in the received tokens and their utility.

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To improve upon this in a more focused manner, Knowbella Platform’s Awards Program creates liquidity and token awareness but directly with our audience: the scientific community. And, by managing the Helix awards menu carefully, Knowbella Tech will focus its users’ attention to the specific areas or features of its choosing to rapidly develop a thriving community within each component of the platform. Regular updates to the Token Award Menu also allow Knowbella Tech to adjust the value of awards to reflect changes in the market price of Helix.

The Helix award program will also help promote the network effect. As scientists collect Helix, in their own best interest they will promote the use of the Knowbella Platform and the purchase of Helix.

Activity	Helix
Registration via ORCID	12.00
Profile is completed	12.00
Registration for Hypothes.is (Annotations) account	6.00
Getting five new registrants (referral)	24.00
Joining a scientific group	6.00
Actively participating on a manuscript as a co-author	9.00
Serving as AuthorAID mentor or service user	6.00
Registering at Overleaf	6.00
Registering at Centers for Advancing Innovation (CAI)	6.00
Uploading data in community accepted format	15.00
Serving as a peer reviewer	6.00
Uploading a manuscript to the preprint server	30.00
Preprint is published in a journal	7.50
Donating a working piece of lab equipment	30.00
Donating consumables	9.00
Applying for a grant	3.00
Achieve top three finalists of grant selection	6.00
Submit a highly rated, but unfunded grant, to OnPAR	6.00
Register with our partner F1000	3.00
Participate reviewing a grant proposal	7.50
Issuing an RFP with funding greater than $1000.00 USD (Other)	60.00
Issuing an RFP with funding greater than $1000.00 USD (Cavendish)	60.00
Providing acceptable open technology	15.00
Creating a new project that gains more than 3 members	7.50
Posting in forums (collaboration)	3.00
Posting or starting a “hot topic”	3.00
Starting and providing educational content	30.00

Table 2: Sample Helix Incentive Award System for Early Scientific Users (subject to change).

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Technical Solution & Platform Architecture

•	Based upon Ethereum blockchain

•	Stack: Django/Python on AWS

•	3rd party Integration partners: OnPar, AuthorAID, ORCID, Hypothes.is, Overleaf

•	APIs: Automated IP on-boarding

Business Model

Our platform business model will provide a scientific ecosystem that attracts users and producers to interact and yield valuable data, analytics, and innovations. The “open” model has proven to be successful with other industries such as Redhat® and Linux in open source computer programming. The Knowbella Platform will be an open repository for IP (as Github® is with open source projects); and, as a platform, we match IP producers (inventors/authors) with IP consumers (researchers/scientists).

Once we have collected the users within the Knowbella Platform, the Company seeks to (1) monetize data and analytics for sale to for-profit companies, (2) strategically select and further develop assets from the community, and (3) provide consulting and employment opportunities for the researchers.

Once we have attracted the global scientific community, additional business models and revenue streams will follow. Those revenue streams may include:

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•	Selling analytics and subscriptions to industries for human capital resources, marketing intelligence, and competitive intelligence decision-making support.

•	Equipment and consumables advertising and sales commission.

•	Private enterprise version (white label) collaboration platform based upon the Knowbella Tech Platform. This enables other organizations to use the Knowbella Platform in their private environments.

•	Incubate and spinout companies that use and promote Helix.

•	Consulting services and supplemental R&D services to private industry.

•	IP offices to create potential value for idle IP.

•	Marketing non-idle IP for institutional technology transfer officers (TTOs).

•	Hosting Innovation Challenges.

As blockchain technology is more broadly understood and accepted, Knowbella Tech will be well positioned to capitalize on new opportunities to create value and grow the company.

Projections

In order to generate revenues, the Knowbella Platform must attract and keep scientific users. We intend to do this with a superior platform experience, open intellectual properties from institutions around the world, and Helix tokens for economic network effect.

As a result of our efforts, we project the following scientific user growth:

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Competitive Landscape

•	Research Gate®—Enables collaboration around post-published papers.

•	Innoget®—innovation challenges for developing IP.

•	Facebook®—social platform.

•	LinkedIN®/Microsoft®—user biographical information.

•	Redhat®—monetizing open technologies.

•	GitHub®—hosts open source technologies.

•	Biowebspin SA—scientific biographical information.

•	Open Science Framework™ (OSF)—open science platform for manuscript development.

•	ScienceRoot – blockchain-based scientific research ecosystem; token issuer.

•	Frankl – blockchain-based scientific data archive; token issuer.

•	Katalysis – blockchain-based peer review process.

•	ARTiFACTS – blockchain-based for proving IP ownership.

Addressable Market

The data and intelligence developed from users collaborating in the Knowbella Platform would be valuable to numerous audiences, including:

•	Pharmaceutical companies

•	Governments

•	Agriculture companies

•	Chemical companies

•	Synthetic biology firms

•	Energy and water firms

•	Consumer product firms

•	Any organization with a research and development (R&D) function (looking for outside innovation )

Project Development Timeline

Company Development Timeline

•	September 2016: Knowbella Tech founded, exclusively licensing Open Therapeutics Therapoid™ platform for all non-therapeutic IP.

•	August 1, 2018: Knowbella Platform in alpha launch.

•	August 1 – August 30, 2018: Launch SEC-compliant Helix™ STO. Populate user wallets with Helix™.

•	September 15, 2018: Helix™ listed on cryptocurrency exchange(s).

•	January 2019: Knowbella Tech seeks to acquire majority stake in Open Therapeutics to round out the entire IP portfolio and consolidate platforms.

•	June 2019: Seek to reverse merge Knowbella Tech into publicly traded company.

•	January 2020: Seek to uplist Knowbella Tech to NASDAQ.

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Corporate Development

Critically focused on:

1. Developing the team.

2. Developing the product (see timeline provided above). Knowbella Tech already has exclusive license with two pending U.S. patents for the Platform and blockchain grant-funding model.

3. Increase marketing to gain more scientific users.

4. Collect more IP.

5. Gain grant-funding partners.

6. Gain more surplus lab and instrumentation equipment from vendors to offer to the scientists for free, using their Helix for shipping, maintenance, etc.

Team

Management

Mark Pohlkamp, CEO and Board Member: Over 20 years of technology sales, start- ups, and business development experience. He earned his Bachelor’s of Science in Mechanical Engineering from the University of Missouri where he also had an athletic scholarship in swimming. He started his career at Boeing Military Airplane Company as a Flight Test Engineer on the B52/B1 Bomber Advanced Cruise Missile Programs. He went on to earn his MBA in Marketing & Sales at Xavier University in Cincinnati, Ohio to transition into aircraft sales at Boeing. Mark left Boeing to pursue his entrepreneurial dreams by joining a variety of engineering and technology start-ups such as an Autodesk spin-off and start-up acquired by Elsevier. He led many start-up teams in evangelizing sales & business development traction. He was a leader in sales performance and broke revenue records at many of his start-up companies. Most recently he helped launch and exit a consulting firm in the Electronic Medical Records space that achieved $60 million in revenues in 4 years. Mark lives in the Cincinnati, Ohio area. https://www.linkedin.com/in/markgpohlkamp/

Jason E. Barkeloo, Founder and Board Chair of Knowbella Tech and Open Therapeutics: Jason E. Barkeloo has thirty-four years of experience as an entrepreneur, researcher, investor, and educator. He began his career as a US Army air defense operations and intelligence assistant. Later, after the US Army sponsored his higher education, he managed military medical facilities and research laboratories. At the end of his US Army career with a final assignment as the lab operations officer of the Walter Reed Army Institute of Research (WRAIR) Medical Detachment, Jason was selected for the Department of Defense “Troops to Teachers” program. In that role, Jason spent 5-years as an inner-city high school science teacher. He received national recognition and awards for innovations in science education including the Sam’s Club/Walmart Teacher of the Year. Notably, he was a founder of a virtual high school focused on prescriptively delivering physical and life science content to students. After teaching, Jason became an entrepreneur and launched a number of startups. Jason’s first company, TouchSmart Publishing, was an educational content company providing content to special needs students. His second company, Somatic Digital, created the touch user interface (TUI) human-computer interface technology and had relationships with NASA, Microsoft, Hewlett-Packard, Freescale Semiconductor, and the National Federation of the Blind. His third company, Pilus Energy, was a synthetic biology company. A publicly traded company purchased it in 2014. Jason’s current 9-year effort is Open Therapeutics; an open science company that crowdsources orphan therapeutic intellectual properties (IP) to the global scientific community, particularly the underserved scientists in Africa, Asia, and Latin America. The blockchain-enabled collaboration platform is Therapoid.net that is currently in alpha testing. He hired the CEO and serves as Chair of the Board. His second current effort is Knowbella Tech; an open science effort crowdsourcing dormant and orphan non-therapeutic IP to researchers around the world. Knowbella Tech will provide Helix tokens (“cryptocurrency”) based upon Ethereum

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blockchain to the researchers who collaborate within the Knowbella Platform. He hired the CEO and serves as the Chair of the Board. Jason speaks internationally on the advantages of open science and Open Access publishing. He has patents in synthetic biology, digital rights management, and has patents pending in blockchain-enabled technologies. He holds an Bachelor’s degree in Anthropology from The Ohio State University and a Master’s degree in education with certifications in biological sciences and social studies from Antioch University. He dropped out of a PhD program to launch his first startup.

https://www.linkedin.com/in/jasonebarkeloo/

Laura Cannon, Consulting Project Manager. A start-up specialist with over twenty years of experience in media and technology, with a career defined by leading-edge emerging technologies from the early days of the web to digital payments. She brings an exceptional blend of strategic, creative, and organizational proficiency that has been instrumental in the success of innovative organizations and their clients. She thrives on solving problems, making connections, finding creative solutions, and bringing separate elements together into something that did not exist before.

https://www.linkedin.com/in/lauracannonmaine/

Martin Koistinen,

A 25-year experienced software engineer whose experience spans Blockchain (Ethereum-based Smart Contracts), Biometrics, Cryptography, Finance, Information Security, Machine Learning, Risk Management, Sustainability, and more. He has been awarded a US patent related to smart cards and PKI and has more patents pending.

Martin has led cutting-edge projects for the public sector (US an European) as well as for multinational and Fortune 500 companies across the Telecoms, Energy, Financial sectors and Travel sectors. Although experienced in numerous programming languages, Martin is currently focused on Solidity, Python and JavaScript languages and the Django and ReactJS frameworks. Martin serves as a core developer for globally popular open sources packages for the Django ecosystem. Martin studied Mathematics, Physics, and Computer Science as an honor student at Austin College.

https://www.linkedin.com/in/mkoistinen/

Advisory Board

Dr. Sönke Bartling: PD Dr. med Sönke Bartling is a founder of Blockchain for Science and associated research at the Alexander von Humboldt Institute for Internet and Society. He is a scientist in basic medical imaging sciences, radiologist, Open Science Advocate and Blockchain Enthusiast. He contributed to the Web 2.0 revolution in science. Then in early 2013 he fell down the bitcoin rabbit hole and realized that there is a lot in blockchain that could make science better. He is excited about kickstarting the crypto-economy in science for trustworthy results, less overhead and real innovation. Dr. Bartling is excited to contribute to Ethereum’s Web3 revolution as well.

Martin Dueñas, MPA: Martin is currently is the Director of the Health Research Management Practice (HRMP) at Leidos (previously SAIC) – a fortune 500 company that supports government and non-government organizations in National Security, Engineering and Health. He works at the center of the life science ecosystem including government and private funding organizations, research academic centers, biotechs, and pharmaceuticals. He is the founder of ONPAR—Online Partnership to Accelerate Research—a Global Public–Private Partnership that was launched with National Institute of Health and it now expands globally to include over 40 biomedical research funding organizations. OnPAR seeks to advance research by funding highly scored unfunded research applications globally. In addition, he serves as an advisor to several biotech companies and private biomedical foundations. Mr. Dueñas experience includes research/faculty and executive positions at Columbia Medical Center, Weill Cornell Medical Center, Memorial-Sloan Kettering Cancer Center, Hospital for Special Surgery, New York University Medical Center, and the New York Academy of Medicine.

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Li Guo, Ph.D: Li is the Scientific Community Manager at Open Therapeutics since 2016. She worked with technology team to develop the prototype of Therapoid platform for scientific collaboration. Li was the Director of Cellular Engineering at Microbial Robotics in 2014~2015. She was the principal investigator for the National Science Foundation’s Small Business Innovation Research (SBIR) award. She worked with researchers (from US, Spain, India, etc.) on the synthetic biology-based product development and company’s acquisition of intellectual properties. Li was research fellow of the Neuro-Oncology at Cincinnati Children’s hospital Medical Center in 2007~2013. She conducted several research projects and published papers (at Journal of Neuroscience, Journal of Cell biology, Glia, etc.) as first author. She was also the recipient of the award from Natural Science Foundation of China. Li had her Ph.D in Neuroscience at the Chinese Academy of Sciences (CAS) at 2006 and her B.S at Xiamen University in 2001. Li lives in Cincinnati, US with her family, she travels to China a few times every year and works with nonprofit organizations.

Jerome Hamilton: CEO of Open Therapeutics, which curates and develops open medical, biopharma, and synthetic biology-based biotechnologies. Previously, he served as Stratasys’ Senior Vice President of Global Operations and Vice President of LEAN Six Sigma Operations, Corporate Quality and Acquisition Integration for 3M. At 3M, he played a major role in devising strategy and operational plans for the company’s largest business group, Industrial Business Group. Bachelor of General Science from Morehouse College; Bachelor of Science in Industrial Engineering from Georgia Tech; Master of Science in Engineering Management from University of Detroit, Mercy; Master of Science for International Logistics from Georgia Tech; graduate of the Advanced Management Program, Harvard Business School. Jerome is Chairman of the Board for Goodwill Easter Seals Minnesota, Real Life 101 Board member, and V2SOFT Board Member. He was listed in the 2014 Savoy Magazine list of Most Influential Blacks in Corporate America and was recognized as one of the Top 50 diversity professionals in industry– Global Diversity List, supported by The Economist, (globaldiversitylist.com).

Austin Kim: COO and Co-Founder of Crypterium, the most successful blockchain-based ICO ever as measured by the number of token buyers. Crypterium, the world’s first mobile cryptocurrency bank, will enable everybody to transact with cryptocurrency in real world situations from the simplicity of their mobile phones. Austin in currently rolling out Crypterium on a global level, building the Crypterium infrastructure and opening offices in London, Singapore, USA and Moscow. Austin has advised on a number of successful ICO’s including STORIQA, which sold over $30m in token sales at the start of 2018. Austin is an experienced results proven financial services CEO with long history of building successful insurance companies in both developing (Russia, Ukraine, Czech Republic) and developed (Australia, UK) insurance markets. Most recently (2006 to 2012) Austin built from the ground-up one of Russia’s most successful Insurance Companies, Renaissance Life & Pensions, having previously served in a number of country CEO or C-suit positions for Aviva, including Director of Strategy for Aviva’s International operations operating out of London. Since 2013 Austin has been focused on developing ground breaking Fintech start-ups, including CEO roles at Workle, Russia’s largest on-line employer that enables everybody to become their own self employed salesperson and Dynamic Re, where Austin is a co-founder of a unique life assurance distribution company offering life savings plans via retailer loyalty programs.

Dave Knox: As a brand marketer, venture investor, and startup advisor, Dave Knox bridges the worlds of the Fortune 500 and entrepreneurship. The intersection of these two worlds is the subject of his book, Predicting The Turn: The High Stakes Game of Business Between Startups and Blue Chips, which was named the Grand Prix winner of the 2017 Atticus Award. Dave is the former Chief Marketing Officer for Rockfish, a widely recognized digital innovation agency that was acquired by WPP, where he also served as the Managing Director for WPP Ventures. Prior to Rockfish, Knox was a seven-year veteran of Procter & Gamble, where he was instrumental in the digital turnaround that led to P&G being named to AdAge’s Digital A-List. Dave was named to the iMedia 25 Class of Digital Innovators, by Cincinnati Business Courier as the CMO of the Year in the inaugural C-Suite Awards, and as a 40 Under 40 by both AdAge and the P&G Alumni Network. Dave is a frequent keynote on digital innovation

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and disruption, including appearances at SXSW, TEDx, Back End of Innovation, NRFtech, Brand Innovators, AdTech NYC, and the iMedia Summit. He is the co-founder of The Brandery – one of the top 10 startup accelerators in the country. Dave is also a Managing Partner in the seed fund Vine St Ventures, and an advisor to Bullpen Capital, Glasswing Ventures, and Hyde Park Venture Partners.

Kelly Land, Advisor: Nearly twenty years as both an investor and advisor to numerous companies throughout the U.S. and international markets. His passion is working with unique, promising seed stage and early stage technology companies. He has experience in a number of industries including software, ecommerce, medical device, and manufacturing, having participated in over fifty transactions. With a focus on blockchain and open science, Mr. Land believes in being a first mover in breakthrough technologies and businesses. He has a Bachelor’s Degree in Mechanical Engineering from Rose Hulman Institute of Technology. https://www.linkedin.com/in/kelly-land-469202/

Dr. Roland Everett Langford: He has more than 40 years experience in environmental protection, occupational safety and health, and radiation protection. He holds Ph.D. degrees in Physical Chemistry from the University of Georgia and in Radiation Health Physics from the University of North Carolina at Chapel Hill, as well as a Masters degree in thermodynamics from the University of Georgia. In addition to academic degrees, he is a Certified Industrial Hygienist, a Certified Safety Professional, a licensed Professional Engineer in the State of Texas, a Certified Professional Environmental Auditor, a Certified Process Safety Auditor, a Fellow of the American Institute of Chemists, a Diplomat of the American Academy of Sanitarians, a Registered Hazardous Materials Professional, a Board Certified Environmental Scientist, and a registered Sanitarian. Dr. Langford is the author or co-author of three books (on Hazardous Materials Incidents, Workplace Drug Abuse, and Weapons of Mass Destruction). He served for twenty years in the U.S. Army Medical Department, retiring in the rank of Lieutenant Colonel, following command of the Army Research Detachment for Toxicology of the Walter Reed Army Institute of Research. He served with NATO in Bosnia and Croatia, receiving both the NATO Yugoslavia Medal and the Armed Forces Expeditionary Medal. He was awarded the Legion of Merit among other decorations. He worked in industry with the Huntsman Petrochemical Corporation, then as a Department of the Army civilian. He lived and worked in Korea and the Peoples Republic of China. Prior to military career, he was a college professor of chemistry and geology.

Peter McCrea: President and a Director of the Cavendish Impact Foundation, a donor advised Impact Investment platform. He began his career in his native California as a film editor, writer and cinematographer. He was a founding member of the American Cinema Awards Foundation, benefitting the Motion Picture and Television Fund. Subsequently, Peter was a partner at Americana Land Company, designing environmentally sustainable land developments. After moving to the East Coast in 1995, he served as Director of Development at LHO Group for Leif H. Olsen, former Chief Economist of Citibank, and since 2009 has been an acquisitions advisor for Hinduja Group, a multinational corporation. Before joining the Cavendish Impact Foundation, Peter was Vice President of Development at American Endowment Foundation with over 4,700 donor advised fund clients in all 50 states, and he was a Business Development Advisor at Foundation Source with 1,500 foundations and $9 billion in assets. Peter was also a member of the Board of Directors of the Morgan Stanley Global Impact Funding Trust, and served as Chairman of the Livelihoods Council at Save the Children. Since 2001, Peter has been a Trustee of the Lemmon Foundation, a conservation foundation.

Ed McKinzie: Principal Research Associate supporting the Sensors and Intelligent Systems and the Sensors and Electromagnetic Applications Laboratories at Georgia Tech Research Institute (GTRI). He has extensive experience in military operations, project management, developing advanced concepts, tests, and tactics, techniques, & procedures, and with creating a vision/plan to develop ground-breaking capabilities. Ed served over 28 years in the United States Air Force as an Air Battle Manager accumulating over 4,500 flying hours in command & control and surveillance aircraft (E-3 AWACS/E-8 JSTARS) and served in over 50 deployments/contingency operations. He had the pleasure of leading airmen as the Commander of an Air Force Squadron (965th AWACS) and as the Wing Commander for the 505th Air Control Wing improving the USAF warfighting capability through command and control testing, tactics development, and training. Mr. McKinzie held key positions on the Joint Staff, United States Central Command, International Security Assistance Force, United States Africa Command, NORAD and United States Northern Command.

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Louis Page: Louise Page joined PLOS in 2015. In her role as Chief Innovation Officer, she is responsible for actualizing PLOS’ strategy in Open Science to maximize the influence, impact, and dissemination of research globally leveraging emerging technology and new opportunities to open up scientific communication. Prior to PLOS, Louise was Vice President, Publisher Relations and Business Development at HighWire Press where she successfully managed teams responsible for publisher account management, business development, and strategic planning for the company’s global publisher network. Previously, Louise held technology and editorial leadership positions at John Wiley & Sons where she steered the organization into the digital age with its first online journal and Wiley InterScience. She has also held editorial positions at Oxford University Press. Louise currently serves on the Board of the Open Access Scholarly Publishers Association and is on the Free the Science Advisory Board of the Electrochemical Society.

Raymond Scalettar, MD, DSc, FACP: A practicing physician specializing in Rheumatology and Internal medicine in Washington DC. He is Clinical Professor Emeritus of Medicine at the George Washington University Medical Center, Master of the American College of Rheumatology, a Fellow of the American College of Physicians and a distinguished Fellow of the American Psychiatric Association. He was instrumental in the development of the world class National Rehabilitation Hospital and was its first Medical Staff President. Affordable, quality medical care for patients has been a foremost objective throughout his professional career. He was elected to the Board of Trustees of the American Medical Association and ultimately its Chair; he was a Commissioner and later a Consultant to the Joint Commission on Accreditation of Healthcare Organizations; he helped form and was an executive in a physician owned professional liability organization, NCRIC. He is a Medical Expert Consultant to the Social Security Administration and a Consultant to the American College of Rheumatology.

Mike Sharples, PhD: Emeritus Professor of Educational Technology in the Institute of Educational Technology at The Open University, UK. His research involves human-centred design of new technologies and environments for learning. He has led collaborative projects on mobile learning, AI and education, and learning at scale with partners including BBC, British Telecom, Microsoft, Sharp, and IBM. As Academic Lead for the FutureLearn company, he informed the design of its innovative social learning approach. He is Associate Editor in Chief of IEEE Transactions on Learning Technologies. He is lead author of the Innovating Pedagogy report series and has authored over published 300 papers in the areas of educational technology, science education, human-centred design of personal technologies, artificial intelligence, blockchain, and cognitive science.

Dr. Jeff Teo: Dr. Jeff Teo was appointed Professor of Cybersecurity at Bluefield College in 2017. Prior to Bluefield College, he was Professor of Cybersecurity at Montreat College from August 2004 to Spring 2017. As lead faculty, he designed and launched the college’s Bachelor of Science degree in Cybersecurity, a first among private colleges and universities in North Carolina. Under Dr. Teo’s leadership and vision, the institution became the first CCCU college/university to receive the coveted National Security Agency (NSA)/Department of Homeland Security (DHS) designation as a National Center of Academic Excellence in Cyber Defense (NSA CAE CD).

Dr. Teo’s dissertation focused on Trusted Computing Technologies and Adoption and, as a researcher, he has published journal articles and contributed a textbook chapter on Trusted Computing. He has been an industry liaison member of Trusted Computing Group (TCG) since 2011. Rotary International selected him for their distinguished Overseas University Professor program, and in the summer of 2009 he was invited to teach a course on Trusted Computing at Xiamen University in Xiamen, China. His current research focuses on the intersection and applications of cybersecurity and blockchain technologies in academic, business and scientific research. He is also a crypto enthusiast and an avid contributor to the emerging crypto space. Dr. Teo travels extensively to Europe and Asia, acquiring keen insights and fostering connections to stay abreast of emerging technologies adoption and implementation.

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Dr. Teo is a recipient of grants awarded by leading IT companies including Palo Alto Networks and Cisco, government agencies such as the National Science Foundation (NSF), and nonprofits such as Rotary International. He is a Certified Information Systems Security Professional (CISSP), an InfraGard member (partnership of U.S businesses and FBI) of the Charlotte, North Carolina Chapter, a Certified Ethical Hacker (CEH), and holds certifications in Security+, Network+ and A+. His professional website is www.drjeffteo.com.

Rosemarie Truman: Founder and CEO of the Center for Advancing Innovation (CAI), a 501c3 non-profit which has been coined “Tinder for Startups” and “Shark Tank on Steroids.” CAI’s mission is to identify breakthrough inventions and maximize their commercial potential. Rosemarie has led the due diligence of over 500,000 pieces of intellectual property and commercialization of over 2000 proprieties resulting in more than 200 startups and $210 billion. In addition, Rosemarie has led growth strategies and transformations for 50 of the top 100 technology transfer/commercialization organizations in the world. With over 25 years of experience in entrepreneurship, executive leadership, and philanthropy, Rosemarie’s specialty is venture investment strategy, having led growth strategies for 50 of the global Fortune 100 companies in over 15 countries. The strategies that Rosemarie led have resulted in $300+ billion in “net new” top line yearly revenue and 190+ new products on the market. As CAI’s leader, Rosemarie has pioneered a first-of-a-kind, award-winning, disruptive innovation platform. Orchestrating 6 innovative challenge-accelerator models CAI has been the catalyst for the launch of 100+ companies, 5000+ entrepreneurs, and 80+ partnerships across federal labs, universities and hospitals. CAI has created new business model architectures for obtaining inventions, now an established paradigm for commercializing federally-funded inventions. Prior to launching her own firm, Rosemarie spearheaded IBM’s Innovation strategy practice globally and was awarded IBM’s most laudable honor, the Golden Circle Award. In addition, she has also held leadership roles at Booz Allen Hamilton, Oracle, PRTM, and Marsh & McLennan, where she served as VP of global strategy. Rosemarie began her career at Goldman Sachs. Rosemarie Truman is an entrepreneur, growth strategist, distinguished corporate executive, angel investor and prolific startup catalyst. Rosemarie’s specialty is growth and investment strategy, having led growth strategies for 50 of the global Fortune 100 companies in over 15 countries. The strategies that Rosemarie led have resulted in $300+ billion in “net new” top line yearly revenue and 190+ new products on the market. In her spare time, Rosemarie also writes for Forbes and sits on company boards.

Jeffrey S. Wallace: Professor of Personal Finance at Snow College and an active Cryptocurrency, Real Estate, Private Business, and Cryptocurrency Investor. He actively researches blockchain and its implications for cryptocurrencies and their investments. He completed his graduate work at Utah State University with an emphasis in Family-Owned Businesses (Determinants of Business Success and Profitability) and possesses an active Utah real estate license. He is an expert negotiator, business consultant, and a highly rated professor of Business and Social & Behavior Sciences. Jeff has published many articles related to business and personal finance and is an avid blockchain technology advocate.

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Helix™ Token Summary Sale Terms & Conditions

•	Pre-Token Generation Event

•	Total available Helix tokens for sale: 55,555,556 of 166,666,666

•	Price $0.30 USD

•	Ticker: HELIX

•	Type: ERC20

•	Helix is freely transferable

•	Token Distribution and Allocation: See Helix Token Distribution section

Legal

Knowbella Tech has retained legal counsel with the Keating, Muething & Klekamp, PLL law firm, Cincinnati, Ohio, to guide us through our Security Token Offering.

This whitepaper is a “living document” and is not static. As a result, continuous updates should be expected. The reader should always gain the most-up-to version at https://Knowbella.Tech.

THIS WHITEPAPER DOES NOT CONSTITUTE EITHER AN OFFER TO SELL OR AN OFFER TO PURCHASE SECURITIES. THIS WHITEPAPER INTENDED TO BE A SUMMARY ONLY AND SHOULD NOT, IN ANY INSTANCE, BE RELIED UPON IN PLACE OF THE COMPANY’S CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM.

Disclaimer

THIS DOCUMENT DOES NOT GIVE PERSONAL LEGAL OR FINANCIAL ADVICE. YOU ARE STRONGLY ENCOURAGED TO SEEK YOUR OWN PROFESSIONAL LEGAL AND FINANCIAL ADVICE.

This document is for informational purposes only and does not constitute an offer or solicitation to sell securities in any jurisdiction. Any such offer or solicitation will be made only by means that are in compliance with applicable securities and other laws, including Regulation D and Regulation A of the Securities Act of 1933. No information or opinions presented herein are intended to form the basis for any purchase decision, and this document does not constitute investment advice or counsel. This document is not part of, and may not be relied on in connection with, any contract or commitment whatsoever. Any purchase or sale involving Knowbella Tech will be set forth and governed exclusively by other documents. Knowbella Tech expressly disclaims any and all responsibility for any direct or consequential loss or damage of any kind whatsoever arising directly or indirectly from: (i) reliance on any information contained in this document; (ii) any error, omission or inaccuracy in any such information; and (iii) any action resulting therefrom.

No regulatory authority has examined or approved of any of the information provided in this document.

This document contains forward-looking statements that are based on Knowbella Tech’s current understanding, expectations, and assumptions, which Knowbella Tech believes to be reasonable. These statements involve inherent risks and uncertainties, including those relating to our early stage of development, ability to attract users and grow our business, regulatory matters, and matters bearing on cryptocurrencies generally. These risks and uncertainties may cause actual results to differ materially from those expressed or implied by such forward-looking statements. You should not place undue reliance on such statements, and no representation is or can be made as to their attainability or accuracy.

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This document is written as of its date and Knowbella Tech undertakes no obligation to update any statements herein, except as may be required by law.

This document does not constitute an agreement that binds Knowbella Tech. Knowbella Tech, its directors, officers, managers, members, employees and agents do not warrant or assume any legal liability arising out of or related to the accuracy, reliability, or completeness of any material contained in this document.

There are risks and uncertainties associated with Knowbella Tech and the Knowbella Platform and its respective business and operations, the Helix token and its sale. For a full list of the risks and liabilities, refer to the full risk factors set forth in the offering circular.

The offering will be made only by means of an offering circular. An offering statement on Form 1-A relating to these securities will be filed with the Securities and Exchange Commission and it will need to become qualified by the Securities and Exchange Commission before the offering may commence. You may obtain a copy of the preliminary offering circular contained in the offering statement when it becomes available by visiting the Company’s website at https://Knowbella.tech.

These securities may not be sold nor may offers to buy be accepted prior to the time the offering statement is qualified. This whitepaper shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

No money or other consideration is being solicited in connected with this whitepaper, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement on Form 1-A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any person’s indication of interest involves no obligation or commitment of any kind.

Supplemental Literature

Julio Saez-Rodriguez, James C. Costello, Stephen H. Friend, Michael R. Kellen, Lara Mangravite, Pablo Meyer, Thea Norman and Gustavo Stolovitzky, “Crowdsourcing biomedical research: leveraging communities as innovation engines,” Nature, August 2016.

Vivien R. Bonazzi, Philip E. Bourne, “Should biomedical research be like Airbnb?,” PLOS Biology, https://doi.org/10.1371/journal.pbio.2001818, Volume 17, April 7, 2017.

Ivy Shih, “International research collaborations on the rise,” Nature Blog, http://www.natureindex.com/news-blog/international-research-collaborations-on-the-rise, November 15, 2016.

Brian L. Strom, M.D., M.P.H., Marc E. Buyse, Sc.D., John Hughes, B.Sc., and Bartha M. Knoppers, Ph.D., “Data Sharing — Is the Juice Worth the Squeeze?,” The New England Journal of Medicine, October 27, 2016.

Jeffrey Perkel, “Democratic Databases: Science on Github,” Nature, Volume 538, October 2016.

John Bohannon, “Who’s downloading pirated papers? Everyone, In rich and poor countries, researchers turn to the Sci-Hub website.” Nature, Posted in Scientific Community, doi:10.1126/science.aaf5664, April 28, 2016.

Bryn Nelson, “Culture Divide: Synthetic biology is facing a tug of war over whether to patent its discoveries or embrace open-source innovation,” Nature, Volume 509, May 8, 2014.

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Philip Ball, “Leading mathematician launches arXiv ‘overlay’: Journal that reviews papers from preprint server aims to return publishing to the hands of academics,” Nature, doi:10.1038/nature.2015.18351, October 1, 2015.

Frank Grassler and Mary Ann Capri, “Patent pooling: Uncorking a technology transfer bottleneck and creating value in the biomedical research field,” Journal of Commercial Biotechnology, Volume 9, Number 2, January 2003.

Ewen Callaway, “Crowdsourcing digs up an early human species: Palaeoanthropologist invites excavators and anatomists to study richest fossil trove in Africa,” Nature, doi:10.1038/nature.2015.18305, September 10, 2015.

Alice Williamson, “International team of scientists open sources search for malaria cure,” Reddit, https://opensource.com/life/14/6/international-team-open-sources-search-malaria-cure, June 10, 2014.

Mary Ellen McIntire, “Librarians Leap to the Aid of Researchers Whose Funding Will Soon Depend on Open Access,” The Chronicle of Higher Education, July 30, 2015.

Lola Butcher, “Cancer-Related Crowdsourcing and Crowdfunding Move Beyond the Basics: Many Active Projects Ongoing in Myeloma,” Oncology Times, May 25, 2015.

Ethan R. Fitzpatrick, “Open Source Synthetic Biology: Problems and Solutions,” Student Scholarship, Paper 47, January 1, 2013.

Annette Bakker, “Corner Office: Uprooting the Foundation Innovation and collaboration are the only way to success,” NonProfit Pro, April 2015.

Hassan Masum, Aarthi Rao, Benjamin M. Good, Matthew H. Todd, Aled M. Edwards, Leslie Chan, Barry A. Bunin, Andrew I. Su, Zakir Thomas, Philip E. Bourne, “Ten Simple Rules for Cultivating Open Science and Collaborative R&D,” PLOS Computational Biology, Volume 9, Issue 9, September 2013.

Jose Luis Ortega, “Academic Social Networks: Collaborative Environments or Diogenes Clubs?”, The Scholarly Kitchen, December 8, 2016.

Eric D. Peterson, MD, “Putting Our Shoulders to the Wheel: Thoughts on Data Sharing,” Applied Clinical Trials, November 30, 2016.

Fiona Murray, Scott Stern, “Do formal intellectual property rights hinder the free flow of scientific knowledge? An empirical test of the anti-commons hypothesis,” Journal of Economic Behavior & Organization, Volume 63, January 16, 2007.

Citations and Endnotes

[1]	Hovis, Jeff. “Orphan” Technologies…Leaving Four Trillion Dollars in Value on the Shelf, ISPIM Innovation Insights, Product Genesis, April 2014.
[2]	The Economic Contribution of University/Nonprofit Inventions in the United States: 1996-2015, June 2017. Accessed at https://www.bio.org/sites/default/files/June%202017%20Update%20of%20I-O%20%20Economic%20Impact%20Model.pdf, December 20, 2017.
[3]	Hovis, Jeff. ISPIM Innovation Insights, Product Genesis, April 2014.
[4]	Isaac Newton, Wikipedia. Accessed December 20, 2017 at https://en.wikipedia.org/wiki/Isaac_Newton.
[5]	Hunter, P. (2016), The communications gap between scientists and public. EMBO rep, 17: 1513–1515. doi:10.15252/embr.201643379 retrieved 10 March 2018 at http://onlinelibrary.wiley.com/doi/10.15252/embr.201643379/full
[6]	Attribution 4.0 International (CC BY 4.0). Accessed December 20, 2017 at https://creativecommons.org/licenses/by/4.0/.
[7]	Copyleft. Accessed December 20, 2017, https://en.wikipedia.org/wiki/Copyleft.
[8]	Wikiquotes, Jonas Salk, accessed December 11, 2017 at https://en.wikiquote.org/wiki/Jonas_Salk.
[9]	Juan Benet, IPFS – Content Addressed, Versioned, P2P File System (Draft 3), accessed 22 December 2017.
[10]	Federal suit charges cancer charities’ $187 million in donations actually funded Disney World trips, dating services. Accessed December 20, 2017 at http://www.nydailynews.com/news/national/cancer-charities-misused-187-million-donations-feds-article-1.2228056
[11]	https://en.wikipedia.org/wiki/Supply_and_demand
[12]	Subject to confirmation that SEC-registered exchanges exist for Helix™ trading.
[13]	See https://orcid.org/ to learn more about ORCID

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